CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 4 to the registration statement on Form N-1A (the "Registration Statement") of Excelsior Funds of our report dated October 5, 1995, relating to the financial statements and financial highlights appearing in the August 31, 1995 Annual Report of Excelsior Institutional Money Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.



/s/ Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
December 18, 1995